EXHIBIT 10.61
January 4th, 2007
EXCLUSIVE LICENSE AGREEMENT
BETWEEN
ELI LILLY AND COMPANY
AND
PROSIDION LIMITED

EXCLUSIVE LICENSE AGREEMENT
     THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and is effective as of January 4th, 2007 (the “Effective Date”) by and between:
     (i) Eli Lilly and Company, a corporation organized and existing under the laws of the State of Indiana, whose principal place of business is Lilly Corporate Center, Indianapolis, Indiana, 46285, United States of America (“Lilly”);
and
     (ii) Prosidion Limited, a company registered in England and Wales under registered number 4600121 with its registered offices at Windrush Court, Watlington Road, Oxford OX4 6LT, United Kingdom (together with its parent company OSI Pharmaceuticals, Inc. (“OSI”) and its Affiliates, “Prosidion”).
     Prosidion and Lilly are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
     A. Prosidion is engaged in the research and development of pharmaceutical products and is currently engaged in the research and development of the Prosidion GKA Program (as hereinafter defined).
     B. Lilly is engaged in the research, development, manufacture and marketing of pharmaceutical products and is interested in further research and development in the GKA (as hereinafter defined) area.
     C. Prosidion desires to grant to Lilly exclusive license rights in the further research and development of the Prosidion GKA Program and clinical development and marketing of Product(s) (as hereinafter defined), and Lilly desires to receive such rights, subject to and in accordance with the terms in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 DEFINITIONS
     When used and capitalized in this Agreement (other than the headings of the Articles and Sections), including the foregoing recitals, the following terms shall have the meanings assigned to them in this Article and include the plural as well as the singular.

     1.1.1 “Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a Product and which may or may not have a causal relationship with administration of such Product.
     1.1.2 “Affiliate” means any Person that directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with, a Party. For purposes of this definition only, the terms “controls,” “controlled,” and “control” mean: (i) the direct or indirect ability or power to direct or cause the direction of the management and policies of an entity or otherwise direct the affairs of such entity, whether through ownership of equity, voting securities or beneficial interest, by contract, or otherwise; or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities (or other comparable ownership interest for an entity other than a corporation) of a Party.
     1.1.3 “API” or “Active Pharmaceutical Ingredient” means the active pharmaceutical ingredient of PSN010 or GKA Back-ups in bulk form, which, if appropriately formulated and finished, would constitute Product.
     1.1.4 “Applicable Laws” means all applicable statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority, including, without limitation, the Regulatory Laws, Prescription Drug Marketing Act, Generic Drug Enforcement Act of 1992 (21 U.S.C. Section 335a et seq.), and Anti-Kickback Statute (42 U.S.C. Section 1320a-7b et seq.), all as amended from time to time.
     1.1.5 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
     1.1.6 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
     1.1.7 “cGCP” means the then current good clinical practices as defined in U.S. Regulations 21 CFR Sections 50, 54, 56, 312 and 314, (or in the case of foreign jurisdictions, comparable regulatory standards), and in any successor regulation, including those procedures expressed or implied in the Regulatory Materials with respect to any Product(s) provided to Regulatory Authorities.
     1.1.8 “cGLP” means the then current good laboratory practice standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), including those procedures expressed or implied in the Regulatory Materials with respect to any Product(s) provided to Regulatory Authorities.
     1.1.9 “cGMP” or “GMP” means the then current good manufacturing practices for pharmaceuticals as described in regulations promulgated by Regulatory Authorities as applicable to the Manufacture of Product(s), as such regulations are in effect at the time of Manufacturing Product(s).
     1.1.10 “Change Of Control” means, with respect to either Party, any of the following events: (i) the acquisition by any entity of “beneficial ownership” (as defined in Rule 13d-3 under the United States Securities and Exchange Act of 1934, as amended) directly or indirectly, of fifty percent (50%) or more of the shares of such Party’s capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of such Party’s board of directors or equivalent body (the “Board of Directors”) (the “Voting Stock”); (ii) the approval by the shareholders of such Party of a merger, share exchange, reorganization, consolidation or similar transaction of such Party (a “Transaction”), if any party to the Transaction is an entity, other than a Transaction which would result in the beneficial owners of Voting Stock of such Party immediately prior thereto continuing to beneficially own (either by such Voting Stock remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the Voting Stock of such Party or such surviving entity immediately after such Transaction; or (iii) approval by the shareholders of such Party of a complete liquidation of such Party or a sale or disposition of all or substantially all of the assets of such Party.
     1.1.11 “Combination Product” means a product that includes PSN010 or a GKA Back-up in addition to at least one additional therapeutically effective active ingredient (whether coformulated or copackaged) which did not arise from the Lilly GKA Program.
     1.1.12 “Commercialisation” means all activities undertaken by Lilly before and after Marketing Approval for the Lilly GKA Program or otherwise relating specifically to the marketing, sale and distribution of relevant Product(s) including, without limitation: (i) sales force detailing, advertising, education, planning, marketing, sales force training and distribution; (ii) scientific and medical affairs, including drug safety and regulatory affairs activities necessary per Lilly’s reasonable determination to maintain Marketing Approvals; (iii) Phase IIIB Trials and Post-Approval Trials; and (iv) the Manufacture of Product(s) intended for commercial sale, including, without limitation, formulation, bulk API and/or drug product production, fill/finish, distribution, manufacturing process improvement and quality assurance technical support.
     1.1.13 “Commercially Reasonable Efforts” means that level of effort and application of expertise and resource, typical in the pharmaceutical industry in the research, development and commercialisation of a product or compound owned by a Third Party or resulting from its own research efforts, that is of similar market potential and at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, difficulty in developing the product, competitiveness of the marketplace for resulting products, the patent position of the compound or product, the regulatory structure involved, the potential total profitability of the applicable products marketed or to be marketed, and other relevant factors affecting the cost, risk and timing of development and the total potential reward to be obtained if a product is commercialised. In determining whether Commercially Reasonable Efforts have been satisfied by Lilly, the fact that Lilly is required to comply with certain financial obligations hereunder to Prosidion shall not be a factor weighed (i.e., Lilly may not apply lesser resources or effort to Product(s) because it has a financial obligation hereunder to Prosidion with respect to sales of Product(s), than it would to a product of its own).
     1.1.14 “Competing Product (s)” means any product other than PSN010 or a GKA Back-up: **
     1.1.15 “Confidential Information” means the Prosidion Confidential Information or the Lilly Confidential Information, as applicable.
     1.1.16 “Control” or “Controlled” means with respect to any intellectual property right, that the Party owns or has a license to such intellectual property right and has the ability to grant access, a license, or a sublicense to such intellectual property right to the other Party as provided for in this Agreement without violating an agreement with a Third Party as of the time such Party would be first required under this Agreement to grant the other Party such access, license or sublicense; provided, however, that for rights acquired from Third Parties after the Effective Date, such access can be granted without additional cost.

**	This portion has been redacted pursuant to a confidential treatment request.

     1.1.17 “Development” means the conduct of all activities that are reasonably required to obtain Marketing Approval of a Product, including, without limitation: (i) non-clinical studies (including, without limitation, pharmacology, toxicology and pharmacokinetics); (ii) regulatory affairs, project management, clinical operations, medical writing, bio-statistics, data management and drug safety, and clinical trials, in accordance with the cGLPs, cGCPs and cGMPs or other designated quality standards and Applicable Laws; (iii) all activities relating to developing the ability to Manufacture such Product, including, without limitation, formulation, stability/analytical, packaging, delivery technologies and devices, bulk API and/or drug product production, Manufacturing fill/finish, Manufacturing process development, and quality assurance technical support, clinical supplies distribution and quality control testing and release, until such time as Manufacturing of such Product intended for commercial sale commences; and (iv) any required post-Marketing Approval commitments.
     1.1.18 “EMEA” means the European Medicines Evaluation Agency for the European Union, or a successor agency, which has jurisdiction over Marketing Approval of a pharmaceutical product or device in the European Union.
     1.1.19 **
     1.1.20 “Existing Suppliers” means, in relation to Section 3.1 (e), any existing suppliers of goods and/or services to Prosidion at the Effective Date, as set forth in Schedule 1.1.20.
     1.1.21 **
     1.1.22 “FD&C Act” means the U.S. Food, Drug and Cosmetic Act, as amended from time to time (21 U.S.C. Section 301 et seq.), together with any rules and regulations promulgated thereunder.
     1.1.23 “FDA” means the U.S. Food and Drug Administration, or any successor federal agency in the U.S. having responsibility over U.S. Marketing Approvals.
     1.1.24 “Field” means all indications for the treatment, prevention or diagnosis of conditions in humans or animals.
     1.1.25 **
     1.1.26 “GKA Back-up(s)” means those back-up compounds to PSN010, within the Prosidion GKA Program that are set forth in Schedule 1.1.26 and/or are covered by a Valid Claim of a Prosidion Patent.
     1.1.27 “Governmental Authority” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, or other political subdivision, or supranational body, domestic or foreign.
     1.1.28 “IND” means an Investigational New Drug Application (together with all additions, deletions, and supplements thereto) filed with the FDA or other equivalent filing with any applicable Regulatory Authority outside the U.S., necessary to commence and conduct human clinical trials in a jurisdiction.

**	This portion has been redacted pursuant to a confidential treatment request.

     1.1.29 “Information” means any information Controlled by Prosidion as of the Effective Date or by Lilly during the Term that is necessary for the Research and Development of the Lilly GKA Program and/or the Manufacture and Commercialisation of Product(s). Information may include, but is not limited to: (a) any and all inventions, know-how, developments, Lilly Improvements, materials, data, analyses, and the like, regardless of whether the information is stored or transmitted in oral, documentary, or electronic form; and (b) information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, trade secrets and Manufacturing, marketing, financial, regulatory, and other business information and plans, and all scientific, clinical, regulatory, marketing, financial and commercial information or data; in each case, to the extent necessary for the Research and Development of the Lilly GKA Program and/or the Manufacture and Commercialisation of Product(s).
     1.1.30 “License” shall have the meaning provided in Section 2.2.
     1.1.31 “Lilly Confidential Information” means all information (scientific, clinical, regulatory, marketing, financial, commercial, or otherwise, including Lilly Know-How ) disclosed or provided by, or on behalf of, Lilly to Prosidion or Prosidion’s designees in connection with this Agreement whether disclosed or provided prior to, or after, the Effective Date and whether provided orally, visually, electronically, or in writing, except such information that Prosidion can show:
               (a) was, prior to the date of Lilly’s disclosure, known to it, as shown by competent written evidence, or already in the public domain;
               (b) became part of the public domain, after Lilly’s disclosure hereunder, through no breach of this Agreement by Prosidion or by any person or entity to whom Prosidion disclosed such information;
               (c) was subsequently disclosed to Prosidion, without any restrictions, by a person or entity having lawful possession of, and a legal right to disclose, such information; or
               (d) was developed by Prosidion without use, and independent, of Lilly Confidential Information, as shown by competent written evidence.
     1.1.32 “Lilly GKA Program” means the Research, Development, Manufacture and Commercialisation conducted by Lilly during the Term regarding development candidate PSN010 and/or GKA Back-ups. The Lilly GKA Program does not include within its meaning Lilly’s research, development, manufacturing or commercialization efforts with respect to compounds other than PSN010 or GKA Back-ups.
     1.1.33 “Lilly Improvement” means any findings, developments, discoveries, inventions, additions, modifications, enhancements, formulations, or changes to the composition of matter, or method of use of, a Product, or its Manufacture made by, or coming under Control of Lilly or any of its Affiliates or Sublicensees during the Term and developed in the course of the Lilly GKA Program and which are necessary in the Research and Development of the Lilly GKA Program and/or the Manufacture and Commercialisation of Product(s), including without limitation, new or improved methods of synthesis, manufacture, ingredients, preparation, presentation, means of delivery, dosage, formulation, or analysis, whether or not patentable.
     1.1.34 “Lilly Know-How” means all Information that Lilly Controls as of the Effective Date or during the Term that arises from the Lilly GKA Program, including without limitation, any Lilly

Improvements. Lilly Know-How does not include Lilly Patents or the information contained in a published Lilly Patent.
     1.1.35 “Lilly Patents” means all Patents Controlled by Lilly as of the Effective Date or during the Term that arise from or are useful to the Lilly GKA Program, including without limitation, any such Patents claiming the composition of matter or the use of Product(s) or any Lilly Improvements.
     1.1.36 “Lilly Rights” means Lilly Patents, Lilly Know-How and any Lilly Improvements.
     1.1.37 “Major Market” means any of the following jurisdictions: **
     1.1.38 “Major Pharmaceutical Company” means any Third Party (which, for the avoidance of doubt, shall exclude OSI) which, during the immediately preceding fiscal year, ** Beginning with January 1, 2008, the market capitalization value described above shall be increased by five percent (5%) annually.
     1.1.39 “Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacturing, quality control testing (including in-process, release and stability testing, if applicable), releasing, packaging and shipping of Product(s).
     1.1.40 “Marketing Approval” means the act of a Regulatory Authority necessary for the Manufacture, use, marketing and sale of a Product in the Field for one or more indications in a country or regulatory jurisdiction in the Territory, including, without limitation, the approval of an NDA by the FDA and EU Approval and satisfaction of all applicable regulatory and notification requirements.
     1.1.41 “NDA” or “New Drug Application” means an application or set of applications (and any other required registrations, notifications, forms, amendments or supplements) for Marketing Approval for Product(s) and/or pre-market approval to make and sell commercially Product(s), filed with the FDA or with a Regulatory Authority anywhere in the Territory, including, without limitation, all documents, data and other information concerning a pharmaceutical product which are necessary for gaining Marketing Approval.
     1.1.42 “Net Sales” means, with respect to Product(s), the gross amount invoiced by Lilly (including a Lilly Affiliate) or any Sublicensee to unrelated Third Parties, excluding any Sublicensee, for Product(s) in the Territory, less:
               (a) Trade, quantity and cash discounts allowed;
               (b) Commissions, discounts, refunds, rebates (including, but not limited to, wholesaler inventory management fees), chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;
               (c) Actual Product returns and allowances;
               (d) That portion of the sales value associated with drug delivery systems;
               (e) Any tax imposed on the production, sale, delivery or use of the Product, including, without limitation, sales, use, value added taxes or excise taxes; and

**	This portion has been redacted pursuant to a confidential treatment request.

               (f) Any other similar and customary deductions.
               Such amounts shall be determined from the books and records of Lilly, its Affiliates or Sublicensees, maintained in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) or, in the case of Sublicensees, such similar accounting principles, consistently applied. Lilly further agrees in determining such amounts, it and its Affiliates will use Lilly’s then current standard procedures and methodology, including Lilly’s then current standard exchange rate methodology for the translation of foreign currency sales into US dollars and, in the case of Sublicensees, such similar methodology, consistently applied.
               In the event that Product is sold as part of a Combination Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.
               In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.
               In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus B / C where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.
               In the event that the weighted average sale price of both the Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to ** of the Net Sales of the Combination Product.
               The weighted average sale price for a Product, other product(s), or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product, other product(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Product, other product(s), or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year. For the avoidance of doubt, excipients shall not be considered products for the purpose of this definition of Net Sales.
               Notwithstanding the above, the Parties agree that for the purposes of determining royalty payments, in no event shall the value of Net Sales of the Product, where the Product is sold as part of a

**	This portion has been redacted pursuant to a confidential treatment request.

Combination Product, be less than **.
     1.1.43 “Patent” or “Patents” means: (a) patent applications (including provisional applications and applications for certificates of invention); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (d) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (e) term extensions, supplementary protection certificates and other governmental action beyond the original patent expiration date.
     1.1.44 “Patent Expenses” means all costs and expenses incurred by a Party after the Effective Date for the preparation, filing, prosecution and maintenance of a Prosidion Patent including, without limitation, costs and expenses related to Patent defense (e.g., the conduct of any interference or opposition).
     1.1.45 “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.
     1.1.46 “Phase I Trials” means human clinical trials conducted in healthy volunteers or patients anywhere in the world in accordance with cGCP intended to establish an initial safety profile and the pharmacokinetics and/or pharmacodynamics of Product(s).
     1.1.47 **
     1.1.48 “Phase II Trials” means human clinical trials conducted in patients anywhere in the world with Product(s) in accordance with cGCP and intended to demonstrate efficacy and a level of safety in the particular indication tested, as well as to obtain a preliminary indication of the unit and/or daily dosage regimen required.
     1.1.49 “Phase III Trials” means large scale human clinical trials conducted in patients anywhere in the world in accordance with cGCP and intended to demonstrate efficacy and a level of safety in the particular indication tested sufficient to obtain Marketing Approval of Product(s). Phase III Trials include “bridging studies” which allow submission in a target country of clinical data generated from Phase III studies completed in other countries to be submitted in lieu of repeating Phase III studies in the target country.
     1.1.50 “Phase IIIB Trials” means Phase III Trials commenced before receipt of Marketing Approval in the jurisdiction where such trials are being conducted, but which are not required for receipt of Marketing Approval and are conducted primarily for the purpose of Product support (i.e., providing additional drug profile data).
     1.1.51 “Post-Approval Trials” means all clinical trials which are conducted after Marketing Approval for Product(s) has been obtained from an appropriate Regulatory Authority comprising of trials conducted voluntarily by Lilly for enhancing marketing or scientific knowledge of an approved indication and trials conducted due to request or requirement of a Regulatory Authority.

**	This portion has been redacted pursuant to a confidential treatment request.

     1.1.52 “Plans” means the written plans for the Research and Development of the Lilly GKA Program and/or the Manufacture and Commercialisation of Product(s), prepared and implemented by Lilly and provided to Prosidion for information on an ongoing basis.
     1.1.53 “Product” means any product which includes as an active pharmaceutical ingredient PSN010 or a GKA Back-up for use either alone or in combination with one or more other therapeutically active substances, including all formulations, line extensions and modes of administration thereof. For the avoidance of doubt, Product(s) shall include Combination Product(s). Product(s) shall not include Competing Product(s).
     1.1.54 “Product Launch” means the date on which a Product is first shipped by Lilly, its Affiliates or Sublicensees for commercial sale to a Third Party in the Territory following Marketing Approval of Product, including, if applicable, any necessary pricing approval.
     1.1.55 “Prosidion Confidential Information” means all information (scientific, clinical, regulatory, marketing, financial, commercial, or otherwise, including Prosidion Know-How) disclosed or provided by, or on behalf of, Prosidion to Lilly or Lilly’s designees in connection with this Agreement (including its Affiliates and Sublicensees), whether disclosed or provided prior to, or after, the Effective Date and whether provided orally, visually, electronically, or in writing, except such information that Lilly can show:
               (a) was, prior to the date of Prosidion’s disclosure, known to it, as shown by competent written evidence, or already in the public domain;
               (b) became part of the public domain, after Prosidion’s disclosure hereunder, through no breach of this Agreement by Lilly or by any person or entity to whom Lilly disclosed such information;
               (c) was subsequently disclosed to Lilly, without any restrictions, by a person or entity having lawful possession of, and a legal right to disclose, such information; or
               (d) was developed by Lilly without use, and independent, of Prosidion Confidential Information, as shown by competent written evidence.
     1.1.56 “Prosidion GKA Program” means Prosidion’s GlucoKinase Activator (“GKA”) program including all structure activity related chemistry, including development candidate PSN010 and all GKA Back-ups identified as at the Effective Date. Prosidion GKA Program does not include within its meaning the Lilly GKA Program.
     1.1.57 “Prosidion Know-How” means all: (i) Information that Prosidion Controls as of the Effective Date relating to the Prosidion GKA Program; and (ii) Prosidion Materials. Prosidion Know-How does not include Prosidion Patents or the information contained in a published Prosidion Patent.
     1.1.58 “Prosidion Patents” means all Patents Controlled by Prosidion as of the Effective Date relating to the Prosidion GKA Program, including without limitation any such Patents claiming the composition of matter or the use of Product(s), as set forth in Schedule 1.1.58 and any Patents filed by Prosidion or Lilly after the Effective Date with respect to inventions Controlled by Prosidion, which were conceived or reduced to practice under the Prosidion GKA Program, existing as of the Effective Date. Prosidion Patents shall also include any Patents in the Tanabe Territory that revert to Prosidion from Tanabe pursuant to the Tanabe Agreement during the Term.

     1.1.59 “Prosidion Rights” means Prosidion Patents and Prosidion Know-How.
     1.1.60 “PSN010” means the lead development candidate, ** or a salt or other derivative thereof, also known as PSN010, selected as of the Effective Date for clinical development and currently in Phase I Trials.
     1.1.61 **
     1.1.62 **
     1.1.63 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable government regulatory authority involved in granting Marketing Approval and/or, to the extent required in such country or jurisdiction, pricing approval of a Product in such country or jurisdiction, including without limitation: (a) in the U.S., the FDA, and any other applicable governmental or regulatory authority in the U.S. having jurisdiction over such Product, and any successor government authority having substantially the same function; and (b) any foreign equivalent thereof in another jurisdiction.
     1.1.64 “Regulatory Law” means the FD&C Act, together with any rules and regulations promulgated thereunder. “Regulatory Law” shall also mean any applicable statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority governing the import, export, manufacture or distribution of Product(s) (including, without limitation, Marketing Approval) or reporting obligations with respect to product complaints or Adverse Events related to Product(s), together with any rules and regulations promulgated thereunder.
     1.1.65 “Regulatory Materials” means any regulatory submissions, notifications, registrations, approvals and/or other filings made to or with a Regulatory Authority that may be necessary or reasonably desirable to research, develop, make, have made, use, sell, have sold, offer for sale and import/export Product(s) in the Field in the Territory and shall include without limitation, NDAs and INDs or their equivalents in other jurisdictions.
     1.1.66 “Regulatory Submission” means the submission by Lilly of Regulatory Materials to a Regulatory Authority for the purpose of seeking Marketing Approval.
     1.1.67 “Research” means all activities undertaken with respect to the research and non-clinical evaluation of PSN010 and/or GKA Back-ups under the Lilly GKA Program including, without limitation: (i) in vivo pharmacology studies; (ii) chemistry; and (iii) in vitro biology.
     1.1.68 “Sublicensee” means any Third Party (including, without limitation, a distributor) to which Lilly or any of its Affiliates grants any right to make, have made, use, sell, have sold, offer for sale and import/export Product(s) in accordance with Section 2.3. A Third Party who is granted only the right to distribute or promote a Product (such as a contract sales organization) will not be considered a Sublicensee.
     1.1.69 “Tanabe” means Tanabe Seiyaku Co., Ltd., which is party to a Termination Agreement with Prosidion dated as of March 31, 2004 as appended hereto at Appendix 1 (the “Tanabe Agreement”) regarding certain GK Products (as defined within the Tanabe Agreement).

**	This portion has been redacted pursuant to a confidential treatment request.

     1.1.70 “Tanabe Territory” means the ** Territories set forth in Schedule 1.1.70 and as detailed in Exhibit B to the Tanabe Agreement, in relation to which Tanabe has certain rights to develop and commercialise certain GK Products (as defined within the Tanabe Agreement).
     1.1.71 “Term” has the meaning provided in Section 11.1.
     1.1.72 “Territory” means all countries of the world excluding the Tanabe Territory, for so long as the rights of Tanabe to develop and commercialise GK Products (as defined within the Tanabe Agreement) continue, and including the Tanabe Territory, when such rights of Tanabe no longer subsist.
     1.1.73 “Third Party” means any Person other than Prosidion or Lilly and their respective Affiliates.
     1.1.74 “U.S.” means the United States of America, including its territories and possessions and the commonwealth of Puerto Rico.
     1.1.75 “Valid Claim” means a claim of a Prosidion Patent in a country which: (i) but for this Agreement, would be infringed by the Manufacture, importation, use or sale of Product (but only, in the case of Prosidion Patents relating to the making or use of a Product, if unit sales of generic versions of Product, if any, in total do not exceed ** of Product in the relevant country in the relevant time period); (ii) has not expired or been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and (iii) has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
     1.1.76 “VDC” means Vanderbilt Diabetes Centre which is party to a Termination Agreement with Prosidion dated as of July 31, 2005 (the “VDC Agreement”) regarding certain rights relating to certain Products (as defined within the VDC Agreement).

**	This portion has been redacted pursuant to a confidential treatment request.

     1.2 FURTHER DEFINITIONS
In addition to the foregoing terms, the following terms are defined in the Sections cross-referenced below:

Defined Term	Section
Arbitrators Timeline	3.3 (c)
Prosidion Materials	4.3
Primary Contact	5.1 (a)
Liabilities	8.9
Prosidion Indemnitees	9.1 (a)
Damages	9.1 (a)
Prosidion Third Party Claim	9.1 (a)(ii)
Lilly Indemnitees	9.1 (b)
Lilly Third Party Claim	9.1 (b)(ii)
Indemnitee	9.2 (a)
Action	9.2 (a)
Indemnifying Party	9.2 (a)
Term	11.1
Early Termination Notice	11.5 (b)(i)
Intellectual Property	11.7
Claim	12.2 (a)
Arbitration Commencement	12.2 (b)(i)
     1.3 The singular includes the plural and vice versa, words denoting any gender include all genders.
     1.4 Where the context so admits or requires, references to Lilly or Prosidion shall include their respective employees, officers, directors or agents.
     1.5 Headings to Articles or Sections within this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.
ARTICLE 2
PURPOSE AND SCOPE OF THE LICENSE
     2.1 PURPOSE OF THE LICENSE.
     Lilly shall use Commercially Reasonable Efforts to undertake all Research and Development of the Lilly GKA Program and Manufacture and Commercialisation of Product(s), in the Field in the Territory, in accordance with the terms hereof, with the objective of obtaining Marketing Approval of Product(s) in each country and regulatory jurisdiction throughout the Territory where Lilly determines, in its reasonable opinion, that it is commercially appropriate to do so, as soon as practicable to do so, and to Commercialise Product(s) in the Territory.

     2.2 LICENSE GRANT.
     Subject to the terms and conditions hereof, Prosidion hereby grants to Lilly an exclusive (even as to Prosidion) royalty-bearing license under the Prosidion Rights to research, develop, make, have made, use, sell, have sold, offer for sale and import/export Product(s) in the Field in the Territory, subject to the rights of Prosidion detailed hereinafter (the “License”), together with the right to grant sublicenses thereunder in accordance with Section 2.3.
     Notwithstanding the foregoing, Prosidion shall retain the right to practice, and to grant licenses (in relation to research collaborations or to external service providers) under, the Prosidion Rights, other than to develop, make, have made, use, sell, offer for sale, have sold and import/export Product(s) in the Field in the Territory, for the use of ** for research purposes as a control.
     2.3 SUBLICENSES.
               (a) Lilly shall be entitled to grant sublicenses to its Affiliates and Third Parties for the purposes of Commercialisation provided that any sublicenses shall be on the terms set forth herein, and, in relation to sublicenses to non-Affiliates in the Major Markets, shall be entered into only with the prior written approval of Prosidion.
               (b) Lilly shall notify Prosidion of the identity of any Sublicensee prior to execution of a sublicense and shall provide to Prosidion a true and complete copy of each sublicense agreement and each amendment thereto promptly after the sublicense or amendment has been executed and delivered.
               (c) No sublicense shall relieve Lilly of any of its obligations hereunder, and Lilly shall be responsible for the acts and/or omissions of its Sublicensees and for compliance by them with obligations related hereto. Lilly shall take all steps necessary to enforce such compliance to the extent required to allow Lilly to fully comply with all of its obligations under this Agreement.
               (d) Any such sublicense shall be non-sublicensable, shall be granted in respect of the License, for any part of the Field within the Territory, or any part thereof, and shall incorporate terms and conditions at least equivalent to those contained herein.
               (e) Any sublicense purported to be granted by Lilly and not complying with the terms of this Section 2.3 shall be deemed invalid and of no effect until such time as the discrepancies are remedied.
     2.4 PROSIDION KNOW-HOW.
     Prosidion hereby grants a license to Lilly, and shall provide to Lilly access, to all Prosidion Know-How Controlled by Prosidion at the Effective Date, as necessary for the purposes of enabling Lilly to conduct Research and Development of the Lilly GKA Program and Manufacture and Commercialisation of Product(s) in the Field in the Territory, as contemplated herein. Prosidion acknowledges that Lilly has conducted, and in its sole discretion may continue to conduct, research and development in the GlucoKinase area outside the course of the Lilly GKA Program. In addition to the License and the Prosidion Know-How license granted in this Section 2.4, Prosidion agrees that Prosidion Know-How may be used by Lilly outside the course of the Lilly GKA Program for internal research and

**	This portion has been redacted pursuant to a confidential treatment request.

development purposes, including by sharing with, under contract, bona fide collaborators as part of research collaboration and contractors for services related to such research and development. The right to use the Prosidion Know-How as set forth in this Section 2.4 shall survive the expiration or termination of this Agreement.
     2.5 COVENANT NOT TO SUE.
     Prosidion hereby grants to Lilly for the duration of the Term, and Lilly hereby accepts, an irrevocable unconditional covenant not to assert any claim or file any law suit against Lilly under any Patents filed by Prosidion after the Effective Date that would be infringed by the research, development, making, having made, using, selling, having sold, offering for sale or importing/exporting of PSN010 or a GKA Back-up in the Territory in the Field.
ARTICLE 3
ROLE AND RESPONSIBILITIES OF LILLY.
     3.1 SCOPE OF LILLY’S RESPONSIBILITIES.
               (a) SCOPE. Lilly shall control and be solely responsible for the Research and Development of the Lilly GKA Program and Manufacture and Commercialisation of Product(s), in accordance with the Plans and as detailed herein.
               (b) COSTS. Lilly shall be solely responsible for all costs and expenses arising from its activities hereunder and/or relating to the Research and Development of the Lilly GKA Program and Manufacture and Commercialisation of Product(s) from the Effective Date.
               (c) COMPLIANCE WITH LAWS. Lilly will use Commercially Reasonable Efforts to conduct Research and Development of the Lilly GKA Program and Manufacture and Commercialisation of Product(s) efficiently and expeditiously and in a good scientific manner and in compliance in all material respects with all requirements of Applicable Laws, including cGCPs, cGLPs and cGMPs, to achieve the objectives of the License efficiently and expeditiously.
               (d) PLANS AND WRITTEN RECORDS. The activities to be undertaken by Lilly in the course of Research and Development of the Lilly GKA Program and Manufacture and Commercialisation of Product(s) shall be set forth in the Plans, which shall be provided to Prosidion on an on-going basis for information. In conformity with standard pharmaceutical and biotechnology industry practices, Lilly will prepare and maintain, or will cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to its activities hereunder.
               (e) EXISTING SUPPLIERS. Lilly shall reimburse Prosidion for any costs incurred by it after the Effective Date relating to goods and/or services commissioned in writing by Lilly with Existing Suppliers.
     3.2 REGULATORY ACTIVITIES.
               Lilly shall control and be solely responsible for filing of Regulatory Materials in relation to the Research and Development of the Lilly GKA Program and for, and obtaining, all necessary

Marketing Approvals in the Territory in respect of Product(s) and for all ongoing communications with the Regulatory Authorities from the Effective Date, including, without limitation: (i) filing, maintaining and updating any INDs and NDAs for Product(s); (ii) reporting all Adverse Events and serious Adverse Events to the FDA or other Regulatory Authority; (iii) submitting Regulatory Materials to the FDA or other Regulatory Authority for Marketing Approval; (iv) handling medical and technical complaints and disputes with the FDA or other Regulatory Authority, patients and physicians; and (v) dealing with product recalls. All Regulatory Materials (including Marketing Approvals) for Products in the Territory shall be held in Lilly’s name and shall be owned solely by Lilly, including any data package exclusivity resulting from Marketing Approvals. Within ninety (90) days of the Effective Date, Lilly shall determine what reasonable further actions shall be reasonably required to be conducted by Prosidion in relation to safety data exchange with regard to clinical trials conducted by Prosidion prior to the Effective Date and notify Prosidion thereof. Prosidion shall thereafter have six (6) months to conduct such actions.
     3.3 DILIGENCE OBLIGATIONS.
               (a) COMMERCIALLY REASONABLE EFFORTS. Lilly shall use Commercially Reasonable Efforts to conduct Research and Development of the Lilly GKA Program and in the Manufacture of Product(s) relating to Development, and in the Commercialisation of Product(s), so as to obtain Marketing Approval of Product(s) in each country and regulatory jurisdiction throughout the Territory where it is determined by Lilly, in its reasonable opinion, to be commercially appropriate to do so, as soon as practicable to do so, and to Commercialise Product(s): (i) in the U.S.; (ii) in each Major Market outside the U.S.; and (iii) in each country in the Territory outside of the Major Markets that is determined by Lilly, in its reasonable opinion, to be feasible and commercially attractive for marketing of the Product(s).
               (b) RESEARCH AND DEVELOPMENT EFFORTS AND DEVELOPMENT-RELATED MANUFACTURING EFFORTS. If during the Term, Prosidion believes that Lilly is not using Commercially Reasonable Efforts to conduct Research and Development of the GKA Program or in the Manufacturing of Product(s) related to Development, Prosidion shall so inform Lilly in writing. If the Parties disagree as to whether Lilly is using such Commercially Reasonable Efforts then upon written request by either Party, such disagreement shall be resolved in accordance with Section 12.2(a) and thereafter in accordance with Section 12.2 (b).
               (c) FAILURE IN RESEARCH OR DEVELOPMENT EFFORTS OR IN DEVELOPMENT-RELATED MANUFACTURING EFFORTS. In the event that any arbitration conducted pursuant to Sections 3.3 (b) and 12.2 (b) determines that Lilly was not using Commercially Reasonable Efforts to conduct Research and Development of the GKA Program or in the Manufacturing of Product(s) related to Development, Lilly shall pay Prosidion the sum of ** within thirty (30) days of such determination. In addition, the arbitration will establish a reasonable timeline to achieve the next critical development milestone (the “Arbitrators Timeline”).
               (d) FAILURE TO MEET ARBITRATORS TIMELINE. In the event that Lilly fails to meet the Arbitrators Timeline, Prosidion shall serve written notice upon Lilly and Lilly shall have ninety (90) days in which to rectify the breach or to provide evidence, to Prosidion’s satisfaction, that any such delay or failure to meet the Arbitrators Timeline is the result of factors beyond Lilly’s reasonable control. If, after such ninety (90) day period, Lilly has still failed to meet the Arbitrators Timeline, the matter shall be referred to arbitration for determination in accordance with Section 12.2 (b). In the event that such arbitration determines that Lilly was not using Commercially Reasonable Efforts: (i) to conduct

**	This portion has been redacted pursuant to a confidential treatment request.

Research and Development of the GKA Program; or (ii) in the Manufacturing of Product(s) related to Development; and/or (iii) to meet such Arbitrators Timeline, Lilly shall pay Prosidion the sum of ** within thirty (30) days of such determination. Thereafter, for as long as Lilly remains in breach of the Arbitrators Timeline, Lilly shall pay Prosidion the sum of ** per Calendar Quarter for each Calendar Quarter (or part thereof) that Lilly fails to meet the Arbitrators Timeline, payable within thirty (30) days of the commencement of each such Calendar Quarter.
               (e) SUBSEQUENT BREACHES. The aforementioned procedure in Sections 3.3 (b), (c) and (d) shall apply to each and every occasion in which Prosidion believes that Lilly is not using Commercially Reasonable Efforts to conduct Research and Development of the GKA Program or in the Manufacturing of Product(s) related to Development.
               (f) COMMERCIALISATION EFFORTS. If, during the Term, Prosidion believes that Lilly is not using Commercially Reasonable Efforts to conduct the Commercialisation of Product(s) in the Major Markets (including, for the avoidance of doubt, Manufacture related to Commercialisation), Prosidion shall so inform Lilly in writing. If the Parties disagree as to whether Lilly is using such Commercially Reasonable Efforts then upon written request by either Party, such disagreement shall be resolved in accordance with Section 12.2 (a) and thereafter in accordance with Section 12.2 (b).
               (g) FAILURE IN COMMERCIALISATION EFFORTS. In the event that any arbitration conducted pursuant to Sections 3.3 (f) and 12.2 (b) determines that Lilly was not using Commercially Reasonable Efforts to conduct the Commercialisation of Product(s) in the Major Markets (including, for the avoidance of doubt, Manufacture related to Commercialisation), any damages awarded by the arbitrators for the economic damage suffered by Prosidion by such breach shall be limited to **, to be payable within thirty (30) days of such determination, together with an award for specific performance by Lilly to rectify such breach from the date of the determination.
               (h) SUBSEQUENT BREACHES. The aforementioned procedure in Sections 3.3 (f) and (g) shall apply to each and every occasion in which Prosidion believes that Lilly is not using Commercially Reasonable Efforts to conduct Commercialisation of Product(s) (including, for the avoidance of doubt, Manufacture related to Commercialisation).
               (i) For the avoidance of doubt, Lilly shall have the right to terminate this Agreement pursuant to Section 11.4 at any time during the process set forth in Sections 3.3 (b) to (h) (inclusive) and in such event, those payment obligations arising under such Sections shall apply only up to the date of receipt of notice of termination by Prosidion.
     3.4 THIRD PARTY OBLIGATIONS.
               (a) TANABE AGREEMENT.
                    (i) **
               (b) VDC AGREEMENT. For the avoidance of doubt, Lilly shall have no liability or responsibility to VDC under the VDC Agreement.
     3.5 NON-COMPETE.

**	This portion has been redacted pursuant to a confidential treatment request.

     For a period of ** Lilly will not market, sell, detail or promote any Competing Product **
ARTICLE 4
ROLE AND RESPONSIBILITIES OF PROSIDION.
     4.1 TECHNICAL INFORMATION PROVISION.
     Prosidion shall, within thirty (30) days of the Effective Date: (a) provide Lilly with access to, and copies of, any technical information relating to the Prosidion GKA Program Controlled by Prosidion and in its possession at the Effective Date (including Prosidion Know-How) which in Lilly’s reasonable opinion is necessary to enable Lilly to undertake its responsibilities hereunder; and (b) transfer and assign to Lilly all of its right, title and interest in and to all Regulatory Materials with respect to the Prosidion GKA Program (including all drug dossiers and master files with respect to any Product(s)); and (c) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to Lilly. Prosidion shall not provide, disclose or otherwise transfer any Prosidion Know-How to any Third Party without the written consent of Lilly.
     4.2 REASONABLE TECHNICAL ASSISTANCE AND CO-OPERATION FOR TRANSITIONAL PURPOSES.
     Prosidion shall, for a period of nine (9) months after the Effective Date and for transitional purposes only, provide Lilly with all reasonable technical assistance and co-operation in relation to transfer to Lilly of: (i) technical information; and (ii) Regulatory Materials, each relating to the Prosidion GKA Program Controlled by Prosidion and in its possession at the Effective Date, that is reasonably useful or necessary to enable Lilly to conduct its responsibilities hereunder.
     4.3 MATERIALS PROVISION.
               (a) Prosidion shall, as soon as reasonably practicable but in any event no later than forty five (45) days after the Effective Date, sell and deliver to Lilly certain biological materials and/or chemical compounds related to the Prosidion GKA Program Controlled by Prosidion and in its possession at the Effective Date (the “Prosidion Materials”) as set forth in Schedule 4.3, for use by Lilly as provided by this Agreement and without further charge to Lilly. Except as expressly set forth herein, such Prosidion Materials are provided “as is” and without any warranty, express, implied or statutory, including without limitation warranties of merchantability, title, non-infringement, exclusivity, or fitness for a particular purpose. Prosidion shall not provide or transfer any Prosidion Materials, including PSN010 and GKA Back-ups, to any Third Party during the Term, without the written consent of Lilly, other than ** pursuant to Section 2.2.
               (b) Notwithstanding the foregoing disclaimer of warranty in Section 4.3(a), for formulated PSN010 drug product and PSN010 API provided by Prosidion to Lilly under this Agreement, Prosidion represents and warrants that, at the time of shipment to Lilly: (a) the formulated PSN010 drug product and PSN010 API shall not be adulterated nor misbranded within the meaning of 21 U.S.C. Sections 351 and 352 or any similar law or regulation in other countries: (b) such formulated PSN010 drug product and PSN010 API has been manufactured in accordance with cGMPs, to the extent cGMP

**	This portion has been redacted pursuant to a confidential treatment request.

standards promulgated by the ICH are applicable; (c) such formulated PSN010 drug product and PSN010 API complied with Prosidion’s internal specifications; (d) such PSN010 API is quality control released for drug product manufacture as of the shipment date, by Prosidion’s or its Third Party contractor’s quality control unit using Prosidion’s standard quality control procedures for such materials; and (e) such formulated PSN010 drug product is certified as of the shipment date, as to manufacture in accordance with cGMPs and conformity with Prosidion’s internal specifications, by Prosidion’s or its Third Party contractor’s quality control unit using Prosidion’s standard quality control procedures for such materials.
     4.4 NO ONGOING RESPONSIBILITY BEYOND TRANSITIONAL PURPOSES.
     For the avoidance of doubt, it is agreed between the Parties that Prosidion shall have no ongoing responsibility to Lilly hereunder to provide any technical assistance, advice or co-operation to Lilly other than as detailed in Article 4 in relation to transfer of activities from Prosidion to Lilly with regard to the Prosidion GKA Program, after the Effective Date.
ARTICLE 5
INFORMATION REPORTING
     5.1 INFORMATION REPORTING.
               (a) PRIMARY CONTACTS. Each Party will designate a member of management who will be the primary contact for that Party (the “Primary Contact”).
               (b) RESPONSIBILITIES. Lilly shall be responsible for the dissemination of information to Prosidion regarding Lilly’s activities hereunder and for the following:
                    (i) Information dissemination and provision of the Plans and detailed progress updates on the Research and Development of the Lilly GKA Program and Manufacture and Commercialisation of Product(s);
                    (ii) Monitoring of Lilly’s diligence in carrying out its responsibilities hereunder;
                    (iii) Periodic discussion of the overall goals and strategy of the Lilly GKA Program;
                    (iv) Development of procedures for disclosure of Confidential Information and review and approval of publications; and
                    (v) Carrying out any other duties assigned to Lilly with regard to information reporting during the Term, as mutually agreed by the Parties.
               (c) MEETINGS. The Parties shall meet at least once every ** throughout the Term for the purpose of information reporting hereunder. Such meetings may be in-person, via videoconference or via teleconference. In-person meetings will be held at Lilly’s premises at Indianapolis, Indiana, unless the Parties otherwise agree. Each Party will bear the expenses of its

**	This portion has been redacted pursuant to a confidential treatment request.

participation in meetings. At least five (5) business days prior to each meeting, Lilly shall provide written notice to Prosidion of agenda items for the meeting, together with appropriate information related thereto. It is noted that Prosidion shall not be obligated to attend such meetings however, in the event that a meeting is not held in any ** period, which event shall only occur at the request of Prosidion, a detailed written report of the status of the Lilly GKA Program will be provided to Prosidion.
     (d) MINUTES. Material information provided or discussed at a meeting will be documented and signed by both Parties before the meeting ends. Reasonably detailed written minutes will be kept of all meetings and will reflect, without limitation, material information provided at such meetings. Responsibility for keeping minutes will be held by Lilly. Meeting minutes will be sent to Prosidion for review and approval within ten (10) business days after a meeting. Minutes will be deemed approved unless Prosidion objects to the accuracy of such minutes within twenty (20) business days of receipt.
ARTICLE 6
PAYMENTS AND FINANCIAL REPORTING
     6.1 UPFRONT PAYMENTS.
     In partial consideration of the granting of the License and rights hereunder, Lilly will pay to Prosidion a non-refundable, non-creditable upfront payment of twenty five million U.S. Dollars ($25,000,000) within ten (10) business days following the Effective Date. Such payment will be made in immediately available funds via a Federal Reserve electronic wire transfer to a bank account designated by Prosidion.
     6.2 MILESTONE PAYMENTS.
               (a) MILESTONES. The development milestones listed below shall become due and owing upon first occurrence of the applicable milestone event. Lilly will notify Prosidion within ** of the achievement of any such milestone by Lilly, its Affiliate or Sublicensee, and shall at such time or shortly thereafter provide Prosidion with substantiation of the achievement of the milestone. Lilly shall have ** following such notification of the achievement of a milestone listed below, in which to pay the corresponding amount to Prosidion in immediately available funds via a Federal Reserve electronic wire transfer to an account designated by Prosidion:

Cash Payment
Milestones on PSN010	(U.S. dollars)

**

**	This portion has been redacted pursuant to a confidential treatment request.

Cash Payment
Milestones on GKA Back-ups	(U.S. dollars)

**
     All milestones shall be paid on the first occurrence of such milestone being achieved. **
     (b) NET SALES PERFORMANCE MILESTONES. The following performance milestones shall become due and owing upon the achievement of the relevant milestone and as set forth below:

Cash Payment
Milestone on Net Sales	(U.S. dollars)

**
Performance Milestones shall be calculated on cumulative Net Sales of all Product(s) during a Calendar Year and shall become due once at the first occurrence of meeting or exceeding such sales level. Lilly will notify Prosidion within ** following the close of the Calendar Quarter in which achievement of such Net Sales milestone occurs. Lilly shall have ** following such notification of the achievement of the milestone, in which to pay the corresponding amount to Prosidion in immediately available funds via a Federal Reserve electronic wire transfer to an account designated by Prosidion.
     6.3 ROYALTIES
               (a) ROYALTY RATE. Royalties on sales of Product(s) shall be payable by Lilly to Prosidion on Net Sales on a Product-by-Product and a country-by-country basis in the Territory as detailed below. For the avoidance of doubt, in the event that Lilly acquires any rights to Commercialise Product(s) in relation to the Tanabe Territory, or if Tanabe fails to exercise or diligently pursue its rights in the Tanabe Territory under the Tanabe Agreement, and Lilly thereafter generates Net Sales in the Tanabe Territory, royalties shall be payable by Lilly on a Product-by-Product and a country-by-country basis on Net Sales in the Tanabe Territory as set forth below:

	PSN010	GKA Back-up
For Annual Net Sales Between:	Royalty Rate (%)	Royalty Rate (%)

**

**	This portion has been redacted pursuant to a confidential treatment request.

               (b) ROYALTY CONDITIONS. Royalties shall be subject to the following conditions:
                    (i) royalties shall be payable with respect to all Net Sales of Product(s);
                    (ii) only one royalty shall be due with respect to the same sales unit of Product(s);
                    (iii) no royalties shall be due upon the sale or other transfer of Product(s) among Lilly, its Affiliates and/or Sublicensees, but in such cases the royalty shall be due and calculated upon Lilly’s, its Affiliates and/or Sublicensees’ Net Sales to the first independent Third Party;
                    (iv) no royalties shall accrue on the disposition of Product(s) in reasonable quantities by Lilly, its Affiliates or its Sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose); and
                    (v) that in the event Lilly generates Net Sales in the Tanabe Territory, the royalties payable by Lilly on such Net Sales in the Tanabe Territory shall be decreased by the amount of any royalties that may become payable by Lilly to Tanabe on Lilly’s Net Sales of such Product(s) in the Tanabe Territory, evidence of which shall be provided to Prosidion.
               (c) ROYALTY TERM. Lilly’s obligation to pay royalties on Net Sales of each Product in any country in the Territory will continue until the later of: (i) ** following Product Launch of such Product in such country; or (ii) the expiration of the last to expire of any Prosidion Patent having a Valid Claim.
               (d) REPORTS; PAYMENT OF ROYALTY. Following Product Launch, Lilly shall furnish to Prosidion a written report for the Calendar Quarter accounting for the Net Sales of all Product(s) subject to royalty obligations sold by Lilly, its Affiliates and/or its Sublicensees in the Territory on a country-by-country basis during the reporting period, and detailing the royalties payable under this Agreement. Reports shall be due on the ** following the close of each Calendar Quarter and on the ** day following the end of the duration of Lilly’s royalty obligations hereunder. Each such report shall be certified by an authorised representative of the Finance Department of Lilly as being true, accurate and complete. In addition, an unofficial monthly sales report of estimated royalties payable, detailed on a country-by-country basis, shall be delivered to Prosidion within ** days following the close of each calendar month and on the ** day following the end of the duration of Lilly’s royalty obligations hereunder. Lilly shall also provide to Prosidion on the ** day following the close of each Calendar Quarter, an unofficial quarterly sales report of estimated royalties payable to Prosidion hereunder, detailed on a country-by-country basis, in the event that royalty estimates at such date differ from the amounts previously reported to Prosidion for such Calendar Quarter. Royalties shown to have accrued by each unofficial quarterly report and all other payments due under this Section 6.3 for such period or portion thereof shall be due and payable within ** days of the close of each Calendar Quarter. In the event that royalties payable as detailed in the aforementioned certified report provided by Lilly within ** days of the close of each Calendar Quarter differ from the royalty payments received by Prosidion, any differences will be added to or subtracted from the subsequent Calendar Quarter royalty payment, as applicable.

**	This portion has been redacted pursuant to a confidential treatment request.

               (e) MAINTENANCE OF RECORDS. Lilly shall keep and maintain (and cause to be kept and maintained) complete and accurate records of the Net Sales by Lilly, its Affiliates and/or Sublicensees, in sufficient detail to enable the royalties payable hereunder to be determined, and in accordance with U.S. GAAP. Lilly shall retain such records for at least ** after the close of any Calendar Quarter.
               (f) ROYALTY AUDITS. Upon the written request of Prosidion, including one Calendar Year following the end of the duration of Lilly’s royalty obligations hereunder, Prosidion has the right to annually audit, using Lilly’s independent certified public accounting firm, or if such firm is also the independent certified public accounting firm of Prosidion or any of its Affiliates or is not acceptable to Prosidion, through an independent certified public accountant selected by Prosidion and acceptable to Lilly (which acceptance will not be unreasonably refused), at Prosidion’s expense, and to have access during normal business hours on reasonable notice to, such of the records of Lilly, its Affiliates and Sublicensees as may be reasonably necessary to verify the accuracy of the royalty reports hereunder in relation to Net Sales and any royalties or other payments due thereon. The accounting firm shall be under a duty to keep confidential any other information obtained from such reports. The fees charged by such accounting firm shall be paid by Prosidion; provided, however, that if such accounting firm determines that Lilly underpaid royalties by more than ** of the amount that was due, then the fees charged by such accounting firm shall be paid by Lilly.
               (g) If such accounting firm concludes that additional royalties were owed during such period, Lilly shall pay the additional royalties within thirty (30) days of the date Prosidion delivers to Lilly such accounting firm’s written report so correctly concluding.
               (h) Lilly shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Lilly, to keep and maintain records of sales made pursuant to such sublicense and to grant access and audit rights to such records by Prosidion’s independent accountant to the same extent required of Lilly under this Agreement.
               (i) Prosidion shall treat all financial information subject to review under this Section 6.3 or under any sublicense agreement, in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Lilly obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.
               (j) PAYMENT EXCHANGE RATE. All payments to be made by Lilly to Prosidion under this Agreement shall be made in Euros and shall be paid by bank wire transfer in immediately available funds to such bank account designated in writing by Prosidion from time to time. All payments due hereunder shall be deemed received when funds are credited to Prosidion’s account at a bank designated by Prosidion for the purpose and shall be paid by wire transfer in Euros. All payments will be determined in U.S. dollars pursuant to the terms of this Agreement and will be converted into Euros at the rate of exchange using the spot rate in effect for the purchase of Euros on the date of payment.
               (k) INCOME TAX WITHHOLDING. Where any sum due to be paid to Prosidion hereunder shall be subject to any withholding tax, the Parties shall use all reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable taxation treaty or agreement. In the event there is no applicable taxation treaty or agreement, or if an applicable taxation treaty or agreement reduces but does not eliminate such withholding or similar tax,

**	This portion has been redacted pursuant to a confidential treatment request.

Licensee shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to Prosidion and secure and send to Prosidion the best available evidence of such payment sufficient to enable Prosidion to obtain a deduction for such withheld taxes or obtain a refund thereof including, without limitation, when received a copy of the official tax receipt evidencing payment of such tax to the appropriate taxing authority.
ARTICLE 7
CONFIDENTIALITY AND PUBLICATION
     7.1 OBLIGATIONS.
     Except upon obtaining the other Party’s prior written consent to the contrary, each Party agrees that it will:
               (a) maintain in confidence, and not disclose to any person or entity (except as provided in Section 7.2), the other Party’s Confidential Information for the Term of this Agreement and five (5) years thereafter; and
               (b) not use such Confidential Information for any purpose except as contemplated in this Agreement.
     7.2 AUTHORIZED DISCLOSURES OF CONFIDENTIAL INFORMATION.
               (a) PERMITTED PERSONS. Each Party may disclose Confidential Information of the other Party, without such other Party’s prior written consent, to its and its Affiliates’ (or the other Party’s and its Affiliates’) directors, employees, agents, consultants, permitted Sublicensees, suppliers, and other person or entities who:
                    (i) need to know such Confidential Information to assist the Party in fulfilling its obligations or exploiting its rights hereunder (or to determine their interest in providing such assistance); and
                    (ii) are bound by written confidentiality and non-use obligations no less stringent than those contained herein.
     7.3 DISCLOSURES LEGALLY REQUIRED OR NECESSARY.
               (a) Each Party may also disclose the Confidential Information of the other Party, without such other Party’s prior written consent, to any person, entity, or government or regulatory authority to the extent that the law or governmental regulation requires such disclosure. In addition, Lilly may disclose Prosidion’s Confidential Information, without Prosidion’s prior written consent, to any Person, entity, or government or Regulatory Authority to the extent that such disclosure is: (i) necessary for obtaining, maintaining, or amending any Regulatory Materials regarding Product(s) or satisfying any other regulatory obligation regarding such Product; or (ii) reasonably useful or necessary for the preparation, prosecution and defense of Prosidion Patents or Lilly Patents.
               (b) Except as provided in Section 7.3 (a), prior to disclosing the other Party’s Confidential Information under this Section 7.3, the disclosing Party, to the extent practicable, will give the other Party a copy of the Confidential Information to be disclosed and provide such Party a reasonable opportunity to comment on the necessity and the text of the proposed disclosure. The disclosing Party agrees to consider such comments in good faith and to reasonably avail itself of available means under the Applicable Law to minimize the disclosure of such Confidential Information.
               (c) COURT ORDERS. Each Party may also disclose the Confidential Information of the other Party, without such other Party’s prior written consent, pursuant to, and limited to the extent required by, an order of a Regulatory Authority or court of competent jurisdiction, provided that it promptly notifies the other Party of the required disclosure in order to provide such Party an opportunity to take legal action to prevent or limit such disclosure and, if asked, reasonably assists the other Party in pursuing such action.
               (d) LEGAL ACTIONS. Each Party may also disclose the Confidential Information of the other Party, without such other Party’s prior written consent, as is necessary to pursue or defend against a legal or regulatory action by one Party against the other with respect to this Agreement. A Party disclosing the other Party’s Confidential Information, pursuant to this Subsection, will use reasonable efforts to minimize the disclosure of the other Party’s Confidential Information, including, without limitation, by seeking to file pleadings under seal.
     7.4 DISCLOSURE OF THE TERMS OF THE AGREEMENT.
               (a) TAX DISCLOSURES. Each Party agrees that it will maintain in confidence, and not disclose, the terms of this Agreement without the prior written consent of the other Party, except as expressly authorized herein. If a Party receives a request from an authorized representative of a U.S. or foreign tax authority for a copy of the Agreement, that Party may provide a copy of the Agreement to such tax authority representative without advance notice to, or the consent or cooperation of, the other Party, but the disclosing Party must notify the other Party of the disclosure as soon as practicable.
               (b) DISCLOSURE TO AUTHORIZED PERSONS. Either Party may disclose information regarding the terms of this Agreement to: (i) its advisers, agents, consultants, permitted Sublicensees and suppliers who need to know such information to perform their contractual obligations to such Party; and (ii) to a Third Party in relation to a due diligence exercise being conducted by such Third Party, who needs to know such information to perform such due diligence, and in relation to (i) and (ii), provided such Third Parties agree to be bound by terms of confidentiality and non-use at least as strict as those set forth in this Agreement.
               (c) DISCLOSURE ON ADVICE OF COUNSEL. If any Party, based on the advice of counsel, determines that a release of information regarding the existence or terms of this Agreement is required by law or regulation, then prior to any release of such information, that Party will notify the other Party as soon as practicable and provide as much detail as possible in relation to the proposed disclosure and will endeavor in good faith to provide the other Party with a minimum of five (5) business days to review and provide comments on the proposed release. The disclosing Party will use its best efforts to incorporate comments of the other Party to the extent consistent with fulfilling its legal obligations.
               (d) PUBLICITY. It is understood that the Parties intend to issue a mutually acceptable joint press release announcing the execution of this Agreement and agree that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial joint press release announcing this Agreement, each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement and other information which have already been publicly disclosed in such press release or subsequent press releases in accordance herewith. Prosidion shall also be entitled to disclose the current clinical status of the Lilly GKA Program (for example, information regarding phase of development completed or in process and regulatory status) and may also disclose information regarding data and results from the Lilly GKA Program but only to the extent that such information has been publicly disclosed or published by Lilly.
               (e) PUBLICITY REFERRAL. Unless otherwise directed in writing by Lilly, all matters that require Lilly’s review or consent under this Section must be referred to Lilly’s Corporate Communications (Public Relations) department for review and approval at the address set forth in Section 13.6. Unless otherwise directed in writing by Prosidion, all matters that require Prosidion’s review or consent under this Section must be referred to OSI’s Head of Investor and Public Relations, at the address set forth in Section 13.6.
     7.5 PUBLICATIONS.
     Lilly shall inform Prosidion of any publications related to the Lilly GKA Program and/or Product(s). Upon prior written approval of Lilly, which approval shall not be unreasonably withheld, Prosidion may after the Effective Date, submit manuscripts for publication or presentation at conferences or symposia, relating to its activities on the Prosidion GKA Program conducted prior to the Effective Date and to publish or otherwise disclose such.
ARTICLE 8
REPRESENTATIONS, WARRANTIES AND DISCLAIMERS
     8.1 CORPORATE EXISTENCE AND AUTHORITY.
     Each Party hereby represents and warrants to the other Party that, as of the Effective Date, it:
               (a) is a corporation duly organized, validly existing and in good standing under the laws of the state or country in which it is incorporated;
               (b) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and is contemplated in this Agreement (without making any representation as to the intellectual property rights except as provided in Section 8.5); and
               (c) has the corporate power and full authority and the legal right to enter into this Agreement and perform the obligations and duties contemplated under this Agreement.
     8.2 AUTHORIZED EXECUTION; BINDING OBLIGATION.
     Each Party represents and warrants to the other Party that, as of the Effective Date: (i) the execution, delivery, and performance of the Agreement and the consummation of the transactions contemplated thereby have been duly authorized and approved by all necessary corporate action on its part; and (ii) this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation enforceable against it in accordance with this Agreement’s terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles, including judicial principles affecting the availability of injunction and specific performance.
     8.3 NO CONFLICTS.
     Each Party represents and warrants to the other Party that its execution, delivery, and performance of this Agreement:
               (a) does not, except as otherwise described in this Agreement, require the approval or consent of any person or entity, which has not already been obtained;
               (b) does not, to the best of its knowledge, contravene any Applicable Laws; and
               (c) does not contravene the provisions of, nor constitute a default under, its articles of incorporation or bylaws or any indenture, mortgage, contract or other agreement or instrument to which it is a signatory, or any permit, or governmental authorization or grant.
     8.4 ALL CONSENTS AND APPROVALS OBTAINED.
     Except as otherwise described in this Agreement, each Party represents and warrants to the other that: (i) all necessary consents, approvals and authorizations of; and (ii) all notices to, and filings by such Party with, all governmental authorities and other persons or entities required to be obtained or provided by such Party in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those government approvals, if any, not required at the time of execution of this Agreement.
     8.5 EXISTING PATENTS IN THE TERRITORY.
     Prosidion represents and warrants that, as of the Effective Date:
               (a) Schedule 1.1.58 lists all Prosidion Patents;
               (b) To Prosidion’s knowledge, and other than as disclosed in Schedule 8.5: (i) there is no litigation or arbitration, either pending or threatened in writing, alleging that any Prosidion Patent is invalid or unenforceable anywhere in the Territory; and (ii) Prosidion is the sole owner of the Prosidion Patents and has the right to grant to Lilly the licenses granted hereunder;
               (c) Prosidion has not previously granted (other than Tanabe pursuant to the Tanabe Agreement or VDC under the VDC Agreement or service providers under service agreements with Prosidion), and is not currently obligated (whether or not contingent on any future event or state of affairs) to negotiate with any Third Party with respect to granting, any license or other right in the Field in the Territory under the Prosidion Rights licensed to Lilly by this Agreement;
               (d) Prosidion has not encumbered, with liens, mortgages, security interests or otherwise, the Prosidion Rights;
               (e) To Prosidion’s knowledge, none of the claims contained in any issued Prosidion Patent are invalid or unenforceable and Prosidion has not received notice from any governmental authority or court that the claims set forth in any issued Prosidion Patents are invalid;

               (f) Prosidion is in compliance in all material respects with, and has not received any notice of breach pursuant to, any agreement relating to the Prosidion Rights, including without limitation the Tanabe Agreement and the VDC Agreement;
               (g) There are no pending or, to Prosidion’s knowledge threatened, claims against Prosidion asserting that any of the activities of Prosidion relating to the Prosidion GKA Program or the conduct of the activities contemplated herein by Lilly under the Lilly GKA Program (if carried out by Prosidion) would infringe or violate the rights of Third Parties;
               (h) To Prosidion’s knowledge or belief, there are no Patents (other than the Prosidion Patents) that would be infringed by the use of PSN010 API in its current form for the treatment of type 2 diabetes in the Territory; and
               (i) Prosidion has not given any notice to any Third Party asserting infringement by such Third Party upon any of the Prosidion Rights.
     8.6 KNOW-HOW.
     Prosidion represents that know-how generated by Existing Suppliers with respect to PSN010 is owned or Controlled by Prosidion and it undertakes that it will, promptly after the Effective Date, provide to Lilly all Prosidion Know-How Controlled by Prosidion and in its possession at the Effective Date and to promptly procure the delivery to Lilly of all Prosidion Know-How held by Existing Suppliers.
     8.7 DISCLAIMER OF IMPLIED WARRANTIES.
     EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE AND OF NON-INFRINGEMENT.
     8.8 LIMITATION OF LIABILITY.
     NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 9.
     8.9 GUARANTEE OF PERFORMANCE OF AFFILIATES.
     Each Party absolutely, unconditionally and irrevocably guarantees to the other Party, prompt performance when due and at all times thereafter of the liabilities (including, without limitation, indemnity obligations and liabilities), obligations, covenants, warranties, representations and undertakings (collectively, the “Liabilities”) of its Affiliates pursuant to this Agreement, and any and all modifications and amendments thereof.

     8.10 NOT DEBARRED.
     Prosidion represents and warrants that Prosidion is not debarred and has not used in any capacity the services of any Person debarred under subsections 306 (a) or (b) of the Generic Drug Enforcement Act of 1992.
     8.11 LITIGATION.
     Prosidion represents and warrants that there are no pending or, to Prosidion’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the Effective Date against Prosidion or its Affiliates which, either individually or together with any other, will have a material adverse effect on the ability of Prosidion to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.
ARTICLE 9
MUTUAL INDEMNIFICATION
     9.1 INDEMNIFICATION OBLIGATIONS.
          (a) LILLY’S OBLIGATION. Lilly will defend, indemnify, and hold harmless Prosidion, Prosidion’s Affiliates, and the respective directors, officers, shareholders, employees, and agents of Prosidion and Prosidion’s Affiliates (“Prosidion Indemnitees”), from and against any and all liabilities, damages, losses, penalties, fines, costs, interest, and expenses, including, without limitation, reasonable attorneys’ fees, (“Damages”) arising from or occurring as a result of a Third Party’s claim, action, suit, judgment, or settlement against a Prosidion Indemnitee that is due to or based upon:
               (i) any breach by Lilly of an obligation, agreement, condition, covenant, representation, or warranty of Lilly under this Agreement; or
               (ii) any negligent or more culpable act or omission of Lilly or a Lilly Affiliate, Sublicensee, or contractor or their respective directors, officers, shareholders, employees, and agents related to this Agreement; or
               (iii) any product liability or other Third Party claim in connection with any claims, suits, or liabilities, arising out of the Manufacture, promotion, import/export, sale of Product(s) for or on behalf of Lilly or use by any person of such Product(s) ((i), (ii) and (iii) each, a “Prosidion Third Party Claim”), provided, however, that Lilly will not be obligated to indemnify or hold harmless Prosidion Indemnitees from Damages from a Prosidion Third Party Claim to the extent that such Damages are finally determined to have resulted directly from the negligent (or more culpable) act or omission of a Prosidion Indemnitee or any breach by Prosidion of an obligation, agreement, condition, covenant, representation, or warranty of Prosidion under this Agreement. Lilly shall not be obligated to indemnify or hold harmless any Prosidion Indemnitee for any Damages due to or based upon any product liability or other Third Party claim in connection with any claims, suits, or liabilities, arising out of the Manufacture, promotion, import/export, sale or use of Products or GK Products (as defined within the Tanabe Agreement) by or on behalf of Tanabe, other than in the event that Lilly acquires such rights with regard to the Tanabe Territory from Tanabe during the Term or in the event of a collaboration between Lilly and Tanabe relating to research, development and/or commercialization of Product(s) and/or GK Product(s) in which events Lilly shall remain liable.
          (b) PROSIDION’S OBLIGATION. Prosidion will defend, indemnify, and hold harmless Lilly, Lilly’s Affiliates and Sublicensees, and the respective directors, officers, shareholders, employees, and agents of Lilly and Lilly’s Affiliates (“Lilly Indemnitees”), from and against any and all Damages arising from or occurring as a result of a Third Party’s claim, action, suit, judgment, or settlement against a Lilly Indemnitee that is due to or based upon:
               (i) any breach by Prosidion of an obligation, agreement, condition, covenant, representation, or warranty of Prosidion under this Agreement, the Tanabe Agreement (save where Lilly has assumed such obligations pursuant to this Agreement or a subsequent agreement between Prosidion, Lilly and/or Tanabe relating to rights and obligations under the Tanabe Agreement or where Prosidion’s performance of its obligations under the Tanabe Agreement has been frustrated by actions or omissions of Lilly), or the VDC Agreement; or
               (ii) any negligent or more culpable act or omission of Prosidion or a Prosidion Affiliate or their respective directors, officers, shareholders, employees, and agents related to this Agreement; or
               (iii) any product liability or other Third Party claim in connection with any claims, suits, or liabilities, arising out of the Manufacture, promotion, import/export, sale of Product(s) for or on behalf of Prosidion or use by any person of such Product(s) in the event that such rights revert to Prosidion under Section 11.5 (a) ((i) (ii) and (iii) each, a “Lilly Third Party Claim”) except to the extent caused prior to such reversion of rights for which Lilly shall remain liable, provided, however, that Prosidion will not be obligated to indemnify or hold harmless Lilly Indemnitees from Damages from a Lilly Third Party Claim to the extent that such Damages are finally determined to have resulted directly from the negligent (or more culpable) act or omission of a Lilly Indemnitee or any breach by Lilly of an obligation, agreement, condition, covenant, representation, or warranty of Lilly under this Agreement.
     9.2 INDEMNIFICATION PROCEDURES.
          (a) NOTICE. Promptly after a Prosidion Indemnitee or a Lilly Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Prosidion Third Party Claim or Lilly Third Party Claim, as the case may be (an “Action”), such Indemnitee shall give written notice of the Action to the Party to whom the Indemnitee is entitled to look for indemnification pursuant to this Article 9 (the “Indemnifying Party”). However, an Indemnitee’s delay in providing or failure to provide such notice will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.
          (b) DEFENSE. Upon receipt of notice under Section 9.2 (a) from the Indemnitee, the Indemnifying Party will have the duty to either compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee), such Action. The Indemnifying Party will defend or settle the claim, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnitee. If, in the reasonable opinion of the Indemnitee, the claim could result in the Indemnitee becoming subject to injunctive relief or relief other than the payment of money damages that could materially adversely affect the ongoing business of the Indemnitee in any manner, the Indemnitee will have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs, expenses, and any payment made therewith will be included as part of the indemnification obligation of the Indemnifying Party hereunder, subject to the determination of whether the Indemnifying Party is obligated to indemnify the Indemnitee pursuant to this Article 9. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability, provided, however, that such defense expense of the Indemnitee will not be an indemnified claim if the Indemnifying Party is defending such claim.
          (c) COOPERATION. The Indemnitee will cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of an Action. The Indemnifying Party will keep the Indemnitee informed on a reasonable and timely basis as to the status of such Action (to the extent the Indemnitee is not participating in the defense of such Action) and conduct the defense of such Action in a prudent manner. All reasonable costs and expenses incurred in connection with such cooperation will be borne by the Indemnifying Party.
          (d) SETTLEMENT. If an Indemnifying Party assumes the defense of an Action, no compromise or settlement of such Action may be effected by the Indemnifying Party without the Indemnitee’s written consent (which consent will not be unreasonably withheld or delayed), unless: (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnitee’s rights under this Agreement are not adversely affected.
     9.3 INDEMNIFICATION PAYMENT ADJUSTMENTS.
          (a) INSURANCE PROCEEDS OR OTHER RECOVERY. The amount of any Damages for which indemnification is provided under this Article 9 will be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnitee with respect to any Damages. However, an Indemnitee does not have an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder.
          (b) REFUND. If an Indemnitee receives a payment pursuant to this Article 9 and subsequently receives insurance proceeds or other amounts with respect to the same Damages, the Indemnitee will pay to the Indemnifying Party an amount equal to the difference (if any) between: (i) the sum of the insurance proceeds received, other amounts received, and the indemnification amount received from the Indemnifying Party pursuant to this Article 9; and (ii) the amount necessary to fully and completely indemnify and hold harmless the Indemnitee from and against such Damages. However, in no event will such refund ever exceed the Indemnifying Party’s payment to the Indemnitee under this Article 9.
     9.4 INDEMNIFICATION PAYMENT.
     Any amount owed by an Indemnitee to a Third Party, for which the Indemnifying Party has an obligation under this Article 9 to indemnify, will be due from the Indemnifying Party when such amount is owed by the Indemnitee to the Third Party, whether upon entry of judgment, upon settlement, or otherwise.
     9.5 INSURANCE.
     Lilly, at its own expense or through self-insurance, shall maintain product liability insurance during the Term consistent with Lilly’s product portfolio product liability insurance at that time and sufficient to cover its obligations hereunder. Lilly will provide certificates of insurance (or evidence of self-insurance) evidencing such coverage to Prosidion. Lilly, at its own expense or through self-

insurance, shall during the Term, also maintain commercial general liability insurance on a claims made basis consistent with Lilly’s commercial general insurance at that time and sufficient to cover its obligations hereunder.

     9.6 SURVIVAL.
     The provisions of this Article 9 will survive any termination or expiration of this Agreement. Each Indemnitee’s rights under this Article 9 will not be deemed to have been waived or otherwise affected by such Indemnitee’s waiver of the breach of any obligation, agreement, condition, covenant, representation, or warranty contained in, or made pursuant to, this Agreement, unless such waiver expressly (and in writing) also waives any or all of the Indemnitee’s rights under this Article 9.
ARTICLE 10
INTELLECTUAL PROPERTY
     10.1 LILLY IMPROVEMENTS.
     All Lilly Improvements that arise from the conduct by Lilly of the Lilly GKA Program shall be owned by Lilly.
     10.2 PATENT EXPENSES.
     Lilly shall be responsible for all Patent Expenses relating to the Prosidion Patents from the Effective Date (save for any Patent Expenses incurred solely by Prosidion where Prosidion alone brings an action pursuant to Section 10.6 or 10.7, for which Prosidion shall be responsible) and Lilly shall be responsible for Patent Expenses in relation to Lilly Improvements.
     10.3 FILING, PROSECUTION AND MAINTENANCE OF PATENTS.
          (a) From the Effective Date, Lilly shall be responsible for, and shall use commercially reasonable efforts in, the preparation, filing, prosecution and maintenance of all Prosidion Patents and all Lilly Patents (including all Patent Expenses relating thereto). Prosidion agrees to cooperate fully with Lilly, its attorneys, and agents, at Lilly’s expense, in the preparation, filing, prosecution and maintenance related to the Prosidion Patents and, upon request, to provide Lilly with complete copies of any and all documents or other materials that Lilly deems necessary to undertake such responsibilities. Lilly shall consider in good faith the requests and suggestions of Prosidion with respect to strategies for filing and prosecuting Prosidion Patents for which it has responsibility hereunder. Lilly shall keep Prosidion informed of progress with regard to the preparation, filing, prosecution and maintenance of the Prosidion Patents. Before taking any material step in the filing, prosecution or maintenance of such Patents, Lilly shall allow Prosidion to comment on the action proposed to be taken, at Prosidion’s expense, and Lilly shall take into account any comments and suggestions of Prosidion, provided that any such advice by Prosidion is given without any warranty or guarantee as to the results. Lilly shall provide Prosidion with copies of all relevant documents and correspondence with any patent office, including but not limited to, relevant applications, official letters, final responses to official letters, notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions and any other documents which may be of importance for any action(s) to be taken, prior to filing and sufficiently in time prior to the deadline for, or the intended date for, the action to be taken, whichever is the earlier, but no later than (60) days prior to such date, provided that such period is available to Lilly. Prosidion shall communicate its comments on the same to Lilly within thirty (30) days from the date on which Lilly provided such information to Prosidion or such shorter period as is required to enable Lilly to comply with any relevant deadline.

          (b) In the event that Lilly desires to abandon any Prosidion Patent (whether by any action or inaction), Lilly shall provide reasonable prior written notice to Prosidion of such intention to abandon (which notice shall, in any event, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Prosidion Patent with the applicable patent office) and Prosidion shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof at Prosidion’s expense. If Prosidion does elect to assume such responsibility, Lilly shall execute and deliver any relevant documents necessary to aid or permit Prosidion to take such responsibility.
          (c) Prosidion hereby grants Lilly’s in-house patent counsel a limited conflict waiver, to the limited extent of any conflict of interest arising from the fact that: (i) Lilly has the right to control the preparation, filing, prosecution and maintenance of the Prosidion Patent; and (ii) Prosidion is the owner of the Prosidion Patents.
     10.4 INTERFERENCE, OPPOSITION, REEXAMINATION AND REISSUE.
          (a) INFORMATION. Each Party will, within ten (10) days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to Prosidion Patents. Lilly and Prosidion will thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding subject to the provisions of this Section set forth below.
          (b) EXPENSE AND COOPERATION. Lilly shall be responsible for all of the expenses of any interference, opposition, reissue, or reexamination proceedings relating to the Prosidion Patents as provided in Section 10.2. Prosidion will, at Lilly’s expense, cooperate fully with Lilly and will provide Lilly with any information or assistance that Lilly may reasonably request with regard to any such action. Lilly will keep Prosidion informed of developments in any such action or proceeding. Decisions on whether to initiate such a proceeding and the course of action in such proceeding, including settlement negotiations and terms, will be made by Lilly with the consultation of Prosidion, provided, however, that Lilly shall not have the right to settle any proceeding under this Section 10.4 with regard to a Prosidion Patent without the prior written consent of Prosidion, which shall not be unreasonably withheld or delayed. Should Lilly decide not to take any action in relation to any interference, opposition, reissue or reexamination proceedings relating to the Prosidion Patents then Lilly shall give Prosidion reasonable prior written notice (which notice shall in any event be given no later than thirty (30) days prior to the next deadline for any relevant action) and Prosidion shall then have the right, but not the obligation, to assume responsibility for the relevant proceedings.
     10.5 ENFORCEMENT.
          (a) INFRINGEMENT BY THIRD PARTY. Each Party will, within ten (10) days of learning of such event, inform the other Party of any infringement of any Prosidion Patent relevant to the Field and Territory. Lilly and Prosidion will thereafter consult and cooperate fully to determine a course of action including, without limitation, the commencement of legal action by either or both Lilly and Prosidion, to terminate any infringement, subject to the provisions of this Section 10.5 set forth below.
          (b) PROSIDION PATENTS. Lilly shall have the first right to bring and control any action or proceeding with respect to infringement of any Prosidion Patent in the Field and in the Territory by counsel of its own choice, and Prosidion shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Lilly fails to bring any such action or proceeding with respect to infringement of any such Patent within: (i) sixty (60) days following the notice of alleged infringement; or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whatever comes first, Prosidion shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and Lilly shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.
          (c) JOINDER. For any action by a Party pursuant to subsection (b) above, in the event that such Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for such Party to initiate, prosecute and maintain such action. In connection with any action, Lilly and Prosidion will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party will keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto. Neither Party shall have the right to settle any patent infringement litigation under this Section 10.5 without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.
          (d) SHARING OF EXPENSES AND RECOVERY. The Party bringing any action shall bear the costs and expenses of any action brought by it as provided above (except for the expenses of the non-controlling Party’s counsel, if any) and shall retain any recovery realized as a result of any litigation.
          (e) SELECTION OF COUNSEL. In any case where a Party has the right to select counsel of its choice, it shall first consult with the other Party regarding the selection of counsel and consider in good faith the recommendations of the other Party.
     10.6 THIRD PARTY PATENTS.
     If a Party becomes aware of a potential infringement of a Third Party’s Patent or other rights, or a Third Party asserts infringement of its Patent or other rights, based on the research, development, making, having made, use, sale, having sold, offering for sale and import/export any Product hereunder, the Party first obtaining knowledge of such a potential infringement or claim shall immediately provide the other Party notice of such potential infringement or claim and the related facts in reasonable detail. In such event, the Parties shall agree how best to mitigate or control the defense of any such potential infringement or claim that may include opposing the grant of any Patent upon which a later claim of infringement may be based. In the event the Parties cannot agree on the mitigation or defense of any such potential infringement or claim, such mitigation or defense shall be controlled by Lilly; provided that Prosidion shall have the right to participate in such defense and to be represented in any such action by counsel of its selection at its sole discretion. Lilly shall also have the right to control settlement of such claim; provided, however, that no settlement shall be entered into without the written consent of Prosidion, which consent shall not be unreasonably withheld or delayed. Lilly shall pay any expenses (except for the expenses of Prosidion’s counsel, if any) and shall retain any recovery realized as a result of any litigation pursuant to this Section 10.6.
     10.7 CERTIFICATION UNDER DRUG PRICE COMPETITION AND PATENT RESTORATION ACT.
     Prosidion and Lilly each will immediately give notice to the other of any certification of which they become aware filed under the U.S. “Drug Price Competition and Patent Term Restoration Act of 1984” claiming that Prosidion Patents covering a Product are invalid or that infringement will not arise from the research, development, making, having made, use, sale, having sold, offering for sale and import/export of a Product by a Third Party. If Lilly decides not to bring infringement proceedings against the entity making such a certification, Lilly will give notice to Prosidion of its decision not to bring suit within twenty (20) days after receipt of notice of such certification. Prosidion may then, but is not required to, bring suit against the entity that filed the certification. Any suit filed by Lilly or Prosidion will be in the name of Prosidion if it involves a Prosidion Patent, or in the names of both Parties if it involves collectively, a Prosidion Patent and a Lilly Patent. For this purpose, the Party not bringing suit will execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit. In the event that Lilly brings suit under this Section 10.7, Lilly shall pay any expenses (except for the expenses of Prosidion’s counsel, if any) and shall retain any recovery realized as a result of any litigation pursuant to this Section 10.7.
     10.8 PATENT TERM RESTORATION.
     The Parties hereto will cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country worldwide where applicable to the Prosidion Patents. In the event that elections (e.g. which Patent will be extended if there are choices to be made) with respect to such patent term restoration are to be made in the Territory, Lilly shall have the right to make the election and Prosidion shall abide by such election. In making such election, the fact that Lilly is required to comply with certain financial obligations hereunder to Prosidion shall not be a factor weighed (ie Lilly may not make such election because it has a financial obligation to Prosidion for the royalty term detailed in Section 6.3 (c)).
     10.9 PATENT MARKING.
     Lilly shall mark all Products made, used or sold under the terms of this Agreement, or their containers, in accordance with all applicable patent-marking laws.
ARTICLE 11
TERM AND TERMINATION
     11.1 TERM.
     This Agreement will remain in effect until Lilly ceases to have any financial obligations to Prosidion under Article 6 hereof (the “Term”). Upon fulfillment of Lilly’s obligation to pay royalties under this Agreement on Net Sales of each Product in any country in the Territory, Lilly will have a fully paid-up non-exclusive license under the Prosidion Rights relating to such Product for use in the Field in the relevant country in the Territory.
     11.2 TERMINATION.
     Each Party shall have the right to terminate this Agreement upon ninety (90) days’ written notice to the other Party upon the occurrence of any of the following:
          (a) INSOLVENCY. In the event that the other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days; or
          (b) BREACH. Upon or after the breach of any material provision of this Agreement by the other Party (other than in relation to a breach of Section 3.3 for which the provisions of Section 3.3 (b) — (i) and Section 11.3 shall apply) and if the breaching Party has not cured such breach within the ninety (90) day period following written notice of termination by the non-breaching Party. Notwithstanding the foregoing, in the event of a non-monetary default, if the default is not reasonably capable of being cured within the ninety (90) day cure period by the defaulting Party and such defaulting Party is making a good faith effort to cure such default, the notifying Party may not terminate this Agreement; provided, however, that the notifying Party may terminate this Agreement if such default is not cured within ninety (90) days of such original notice of default. The right of either Party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.
     11.3 TERMINATION FOR LILLY NON-COMPLIANCE WITH DILIGENCE OBLIGATIONS.
     In the event that Lilly fails to comply with any financial obligations arising under Sections 3.3 (c), (d), (g) or (h), Prosidion shall be entitled to terminate this Agreement on sixty (60) days written notice to Lilly provided Lilly has failed to cure such breach within such sixty (60) day notice period.
     11.4 TERMINATION AT WILL OF THE LILLY GKA PROGRAM BY LILLY.
     Lilly shall also have the right to discontinue and/or terminate the Lilly GKA Program on ** prior written notice to Prosidion. If Lilly exercises its right to terminate pursuant to this Section 11.4, it shall continue to perform its responsibilities hereunder up until the date of termination, except as otherwise agreed in writing by Prosidion and shall be solely responsible for any non-cancellable expenses in relation to Research, Development, Manufacture and/or Commercialisation of the GKA Program that cannot be reasonably avoided and that Prosidion, in its sole discretion, does not elect to continue with.
     11.5 EFFECT OF TERMINATION; SURVIVING OBLIGATIONS.
          (a) REVERSION OF RIGHTS TO PROSIDION. Upon termination of this Agreement by Prosidion pursuant to Section 11.2 or 11.3 or by Lilly pursuant to Section 11.4:
               (i) the licenses granted by Prosidion to Lilly under Section 2.2 shall automatically terminate and revert to Prosidion;
               (ii) any permitted sublicenses granted under Section 2.3 by Lilly shall remain in effect, but shall be assigned to Prosidion;
               (iii) Lilly shall, and it hereby does, grant to Prosidion an exclusive (even as to Lilly), irrevocable, perpetual license, with the right to sublicense, under the Lilly Rights to research, develop, make, have made, use, sell, have sold, offer for sale and import/export Product(s) in the Field in the Territory;
               (iv) Lilly shall: (A) make available to Prosidion, within three (3) months of such termination, Information relating to the Lilly GKA Program and any Product(s) (other than in

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relation to brand rights of Lilly (including trademarks) which Lilly shall be permitted to retain) as may be reasonably necessary to enable Prosidion to practice the license granted under Section 11.5 (a)(iii); (B) forthwith upon such termination, transfer and assign to Prosidion all of its right, title and interest in and to all Regulatory Materials with respect to any Product(s), (to the extent Controlled by Lilly), including all drug dossiers and master files with respect to any Product(s); and (C) within nine (9) months of such termination take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to Prosidion; (D) within nine (9) months of such termination and for transitional purposes only, provide Prosidion with all reasonable technical assistance and co-operation in relation to transfer to Prosidion of: (x) technical information; and (y) Regulatory Materials, each relating to the Lilly GKA Program Controlled by Lilly and in its possession at such date of termination, that is reasonably useful or necessary to enable Prosidion to continue with research and development of the Lilly GKA Program and Manufacture and commercialisation of Product(s); and (E) if, following such termination, Lilly elects to abandon any Lilly Patents licensed to Prosidion pursuant to Section 11.5 (a), Prosidion shall have the right to maintain such Lilly Patents at Prosidion’s expense and in Prosidion’s name; and
               (v) To the extent Lilly is engaged in the Manufacture of Product(s) for sale as of the date notice of termination is given, Lilly shall Manufacture and supply Product(s) to Prosidion from the effective date of such termination until such time as Prosidion is able to secure an equivalent alternative commercial Manufacturing source and such site is qualified by the FDA, as requested by Prosidion or until ** from the effective date of termination, whichever is earlier. To this end, as of the effective date of such termination, at Prosidion’s option, all Third Party Manufacturing contracts to which Lilly or any of its Affiliates is a party shall be assigned to Prosidion, and in the event that assignment is not or cannot be undertaken, Lilly shall ensure that the rights and benefits under such Third Party Manufacturing contracts shall be transferred to Prosidion. Further, upon Prosidion’s request, Lilly shall provide such technical assistance as Prosidion may reasonably request to facilitate the transfer of Product(s)’ Manufacturing responsibility to Prosidion or its designee. **
          (b) LILLY EXPLOITATION OF COMPETING PRODUCT.
          (i) Subject to Section 11.5 (b)(ii), upon termination of this Agreement by Lilly pursuant to Section 11.4 or in the event of termination by Prosidion pursuant to Section 11.3, the applicable provisions in Section 11.5 (a)(i) through (v) above shall apply, and, in addition, where the applicable notice of termination is given prior to Regulatory Submission in the Territory or any part thereof (an “Early Termination Notice”) and in the event that Lilly subsequently commercialises a Competing Product ** the following royalty payments shall be payable by Lilly to Prosidion on net sales of such Competing Product in the Field in the Territory, for a period of ** on a country-by-country basis:

No. of years after Early Termination Notice that
Competing Product is launched:	Royalty Rate (%)

**

**

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          (ii) **
          (c) SURVIVING OBLIGATIONS. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Articles 1, 8 and 9 and Sections 2.4, 7.1, 7.2, 7.3, 7.4, 11.1, 11.5, 11.6, 11.7, 13.6,and 13.7.
          (d) RETURN OF CONFIDENTIAL INFORMATION. Within sixty (60) days following the termination of this Agreement, each Party shall deliver to the other Party any and all Confidential Information of the other Party in its possession of which it is not entitled to retain hereunder.
     11.6 NON-EXCLUSIVE RIGHTS.
     The foregoing rights and remedies of the Parties set forth in Sections 11.2, 11.3, 11.4 and 11.5 are non-exclusive and without prejudice to any rights that either Party may have arising under Applicable Law or equity.
     11.7 RIGHTS IN BANKRUPTCY.
     All rights and licenses granted under or pursuant to this Agreement by Prosidion and Lilly are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “Intellectual Property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it: (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement; or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
ARTICLE 12
DISPUTE RESOLUTION
     12.1 DISPUTES.
     The Parties acknowledge that disputes as to certain matters may from time to time arise which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in Section 12.2 if and when a dispute arises between the Parties.
     12.2 DISPUTE RESOLUTION PROCEDURES.

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          (a) DISCUSSIONS BETWEEN THE PARTIES. If any claim, dispute, or controversy of any nature arising out of or relating to either Party’s rights and obligations under this Agreement, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “Claim”), arises between the Parties and the Parties cannot resolve the Claim within thirty (30) days of a written request by either Party to the other Party, the Parties agree to refer the Claim to a member of the Lilly Policy Committee and the Chief Executive Officer of Prosidion for resolution. If, after an additional sixty (60) days, such officers have not succeeded in negotiating a resolution of the Claim, then, upon the written request of either Party, where the Claim relates to: (i) a breach of Lilly’s obligations in Section 3.3, such Claim shall be submitted to binding expedited arbitration as set forth in Section 12.2 (b); and (ii) any Claim arising under this Agreement other than that arising in connection with Lilly’s obligations under Section 3.3, such Claim shall be adjudicated by a court of competent jurisdiction.
          (b) EXPEDITED ARBITRATION. The Parties agree that any Claim relating to a breach of Lilly’s obligations in Section 3.3 that cannot be resolved pursuant to Section 12.2 (a) above, shall be resolved by binding expedited arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect, except as modified herein:
               (i) Each such expedited arbitration shall be conducted by a panel of three (3) arbitrators with relevant pharmaceutical and/or biotechnology industry experience appointed as follows. One arbitrator shall be chosen by Prosidion and one arbitrator shall be chosen by Lilly within fifteen (15) days from the notice of initiation of expedited arbitration. The third arbitrator shall be chosen by mutual agreement of the arbitrator chosen by Prosidion and the arbitrator chosen by Lilly within fifteen (15) days of the date that the last of such arbitrators were appointed and shall be chosen taking into account the need to better understand the legal, business and scientific issues to be addressed in the arbitration proceedings (“Arbitration Commencement”).
               (ii) Within ** days of Arbitration Commencement, Prosidion shall serve a brief on Lilly and the arbitrators, setting forth the factual and legal arguments with regard to the Claim and providing all documents it proposes to use at the hearing in support of its position. Within ** days of receipt of Prosidion’s brief, Lilly shall serve a brief on Prosidion and the arbitrator setting forth the factual and legal arguments with regard to the Claim and providing all documents it proposes to use at the hearing in support of its position. Within ** days of receipt of Lilly’s brief, the Parties shall request any discovery that it believes is critical to a fair resolution of the issues in dispute.
               (iii) Within ** days of Arbitration Commencement, the arbitrators shall: (A) grant such discovery as deemed appropriate and require that such be completed within no more than ** days; and (B) identify the issues that will be subject to a hearing; and (C) set a date for a hearing as to the pending Claim no more than ** days after the issues are identified in the event no discovery is allowed. In no event shall the hearing begin any later than two (2) months after Arbitration Commencement.
               (iv) The arbitrator shall provide a hearing of sufficient length for each Party to present its case but in no event longer than ** days in duration, at the completion of which, the arbitrator may allow post-hearing briefs to be filed within no more than ** days of the hearing.
               (v) Within ** days of completion of the hearing or within ** days after the submission of post-hearing briefs, if allowed, the arbitrator shall render a reasoned arbitration decision on the Claim describing, in writing, the essential findings and conclusions on which the decision is based,

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including the calculation of any damages awarded. In no event shall the decision be rendered later than ** months after Arbitration Commencement. The decision shall be binding and not be appealable to any court in any jurisdiction. The arbitrators shall be authorized to award damages solely as provided in Section 3.3. For avoidance of doubt, the arbitrators shall NOT be authorized: (A) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium; or (B) to award indirect, incidental, consequential, special or punitive damages, or (C) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (A) and (B) of this sentence will not apply if such damages are statutorily imposed. The arbitrators shall also have the authority to grant specific performance. The prevailing Party may enter such decision in any court having competent jurisdiction.
               (vi) Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted at the location of the Party not originally requesting the resolution of the dispute, unless mutually agreed between the Parties or requested by the arbitrators to be held at an alternative location. The Party not prevailing in the arbitration shall bear its own attorneys’ fees and associated costs and expenses and those of the prevailing Party. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending and/or in process under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the arbitration proceeding.
          (c) DETERMINATION OF PATENTS AND OTHER INTELLECTUAL PROPERTY. For the avoidance of doubt, any Claim relating to the determination of validity of claims, infringement or claim interpretation relating to a Party’s Patents shall be submitted exclusively to a court or other body of competent jurisdiction.
          (d) INJUNCTIVE RELIEF. Nothing in this Section 12.2 shall prohibit any Party from seeking immediate injunctive or other relief if such Party reasonably believes that it will suffer irreparable harm from the actions of the other.

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ARTICLE 13
MISCELLANEOUS
     13.1 FORCE MAJEURE.
     Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, without limitation, embargoes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, or acts of God. Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not caused such event(s) to occur. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practicable and will make every reasonable effort to mitigate the effects of such force majeure circumstances.
     13.2 ASSIGNMENT.
     This Agreement will inure to the benefit and be binding upon each Party, its successors and assigns. The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by Lilly without the prior written consent of Prosidion; provided, however, that either Party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in the event of a Change in Control. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment not in accordance with this Section 13.2 will be void.
     13.3 CHANGE OF CONTROL.
     Prosidion shall give prompt notice to Lilly of Change in Control of Prosidion. If the acquiring or successor entity is a Major Pharmaceutical Company, Lilly’s obligations and/or Prosidion’s rights under Sections 3.1(d), 5.1 and 7.5 shall terminate upon such Change of Control of Prosidion. In such event, Lilly shall be required to provide, on a ** basis, to Prosidion or such successor of Prosidion, as the case may be, a summary progress report on the Lilly GKA Program and/or Product(s) sufficient to enable Prosidion or such successor, as the case may be, to determine compliance by Lilly with its obligations under Section 3.3 and enforce its rights thereunder.
     13.4 FURTHER ASSURANCES.
     The Parties intend that this Agreement contain all consents, licenses and authorizations from one Party to the other necessary to enable each Party to perform its obligations hereunder. In the event any further such consents, licenses or authorizations are necessary, each Party agrees to take such further actions and execute such further agreements as may be reasonably necessary to carry out the intent and purposes of this Agreement.
     13.5 SEVERABILITY.

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     In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practicable, maintains the balance of the rights and obligations of the Parties under this Agreement.
     13.6 NOTICES.
     All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile or e-mail to a current fax number or e-mail address for the recipient (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Prosidion, to:	Prosidion Limited
Windrush Court
Watlington Road
Oxford OX4 6LT
United Kingdom
Attention: President and the General Counsel

Fax No.: **
with a copy to:	General Counsel
OSI Pharmaceuticals, Inc.
41 Pinelawn Road
Melville
New York 11747
United States
Fax No.: **
if to Lilly, to:	Eli Lilly and Company

Lilly Corporate Center
Indianapolis
IN 46285
United States
Attention: General Counsel
Fax No.: **
or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or sent by facsimile or e-mail on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.
     13.7 APPLICABLE LAW.

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     The Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to any rules of conflict of laws.

     13.8 ENTIRE AGREEMENT.
     This Agreement contains the entire understanding of the Parties with respect to the License and the Research and Development of the Lilly GKA Program and the Manufacture and Commercialisation of Product(s). All express or implied agreements and understandings, either oral or written, heretofore made by the Parties on the same subject matter are expressly superseded by this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.
     13.9 HEADINGS.
     The captions to the several Articles and Sections hereof are not a part of the Agreement nor affect the interpretation of any of its provisions, but are merely a convenience to assist in locating and reading the several Articles and Sections hereof.
     13.10 INDEPENDENT CONTRACTORS.
     It is expressly agreed that Prosidion and Lilly will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency. Neither Prosidion nor Lilly will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior consent of the other Party.
     13.11 WAIVER.
     The waiver by either Party hereto of any right hereunder, or the failure to perform, or a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.
     13.12 NO THIRD PARTY BENEFICIARIES.
     This Agreement is neither expressly nor impliedly made for the benefit of any Person other than the Parties.
     13.13 COUNTERPARTS.
     The Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     13.14 WAIVER OF RULE OF CONSTRUCTION.
     Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ELI LILLY AND COMPANY		PROSIDION LIMITED

By:	/s/ Dr. Steven Paul	By:	/s/ Dr. Anker Lundmose

Name:	Dr. Steven Paul	Name:	Dr. Anker Lundmose

Title:	Executive Vice President	Title:	President
Science/Technology

Date:	4th January 2007	Date:	4th January 2007

SCHEDULE 1.1.20
EXISTING SUPPLIERS
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SCHEDULE 1.1.26
IDENTIFIED GKA BACK-UPS
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SCHEDULE 1.1.58
PROSIDION PATENTS
Prosidion Patents are the following Patents pending or issued as of the Effective Date:
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SCHEDULE 1.1.70
TANABE TERRITORY
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SCHEDULE 4.3
TECHNICAL INFORMATION AND PROSIDION MATERIALS TO BE PROVIDED AFTER
THE EFFECTIVE DATE
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SCHEDULE 8.5
PROSIDION PATENTS DISCLOSURES
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APPENDIX 1
TANABE AGREEMENT
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